EXHIBIT 5.1



                                                     June 8, 1999



The AES Corporation
1001 N. 19th Street
Arlington, Virginia 22209

Dear Sirs:

         We have acted as counsel to The AES Corporation (the "COMPANY") in connection with the Company's abbreviated Registration Statement on Form S-3 (the "462(b) REGISTRATION STATEMENT") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of an additional $43,000,000 principal amount of senior debt securities (the "SECURITIES") of the Company. The Securities are to be offered for sale to the public together with debt securities of the same class registered pursuant to the Company's Registration Statement on Form S-3 (No. 333-39857) (the "INITIAL REGISTRATION STATEMENT"). The Securities are to be issued pursuant to an indenture (the "INDENTURE") between the Company and the First National Bank of Chicago, as trustee (the "TRUSTEE").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion.

         On the basis of the foregoing, we are of the opinion that when the Indenture and any supplemental Indenture to be entered into in connection with the issuance of the Securities have been duly authorized, executed and delivered by the Trustee and the Company, the specific terms of the Securities have been duly authorized and established in accordance with the applicable Indenture and the Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the underwriting or other agreement, the Securities will constitute valid and binding obligations of the

                                                                    June 8, 1999

Company, enforceable in accordance with their terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

         We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Initial Registration Statement.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                     Very truly yours,

                                                     /s/ Davis Polk & Wardwell